  EX-34.7
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KPMG LLP
303 East Wacker Drive
Chicago, IL 60601-5212

Report of Independent Registered Public Accounting Firm

The Board of Directors
The Corporate Trust Services division of Wells Fargo Bank, National Association:

We have examined the Corporate Trust Services division of Wells Fargo Bank,
National Association's (the Company) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB
for publicly-issued (i.e., transaction level reporting initially required under the Securities Exchange Act of 1934, as amended) and certain privately-issued
(i.e., for which transaction level reporting is required pursuant to contractual obligation) residential mortgage-backed securities, commercial mortgage-backed securities and other asset-backed securities for which the
Company provides master servicing, trustee, securities administration and/or paying agent services, excluding any such securities issued by an agency or instrumentality of the U.S. government (other than the Federal Deposit
Insurance Corporation) or any government sponsored entity, and further excluding the transactions issued prior to 2006 for which Wells Fargo outsources all material servicing activities (as defined by Regulation AB) (the
Platform), except for servicing criteria 1122(d)(4)(ii), 1122(d)(4)(iv),
1122(d)(4)(v), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi),
1122(d)(4)(xii) and 1122(d)(4)(xiii), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the twelve months ended December 31, 2011. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public
Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
("KPMG International"), a Swiss entity.

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As described in management's Assessment of Compliance with the Applicable
Servicing Criteria, for servicing criterion 1122(d)(4)(i), the Company has engaged a vendor to perform the activities required by this servicing criterion. The Company has determined that this vendor is not considered a
"servicer" as defined in Item 1101(j) of Regulation AB, and the Company has
elected to take responsibility for assessing compliance with the servicing criterion applicable to this vendor as permitted by Interpretation 17.06 of the
SEC Division of Corporation Finance Manual of Publicly Available Telephone
Interpretations (Interpretation 17.06). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor's activities comply in all material respects with the servicing criterion applicable to the vendor. The
Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criterion as described in management's Assessment of Compliance with the Applicable
Servicing Criteria, and we performed no procedures with respect to the
Company's eligibility to apply Interpretation 17.06.

Our examination disclosed the following material noncompliance with servicing criteria 1122(d)(3)(i)(B) and 1122(d)(3)(ii), as applicable to the Company during the twelve months ended December 31, 2011:

* With respect to servicing criterion 1122(d)(3)(i)(B), certain reports to investors did not provide information calculated in accordance with the terms specified in the transaction agreements.

* With respect to servicing criterion 1122(d)(3)(ii), certain amounts due to investors were not allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

In our opinion, except for the material noncompliance described above, the
Company complied with the aforementioned servicing criteria, including servicing criterion 1122(d)(4)(i) for which compliance is determined based on
Interpretation 17.06 as described above, as of and for the twelve months ended
December 31, 2011, in all material respects.

We do not express an opinion or any form of assurance on Management's
Discussion on Material Instances of Noncompliance by the Company included in
Schedule B of management's Assessment of Compliance with the Applicable
Servicing Criteria.

/s/ KPMG LLP

Chicago, Illinois
February 27, 2012

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